Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Desktop Metal, Inc. on Form S-1 of our report dated March 26, 2020 with respect to our audits of the financial statements of Trine Acquisition Corp. as of December 31, 2019 and 2018, for the year ended December 31, 2019, and for the period from September 26, 2018 (inception) through December 31, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
December 23, 2020